EXHIBIT 10.6

SCONSULTING AGREEMENT


This Consulting Agreement (the "Agreement") is made and entered into this 1st day of January 2001, by and between Stockbroker Associates Corporation, a Delaware corporation (the "Consultant") whose principle place of business is 9903 Santa Monica Boulevard, Suite 399, Beverly Hills, California 90212 and New Mexico Software, Inc., a ________ corporation (the "Client") whose principal place of business is 5041 Indian School NE Albuquerque, NM 87110.

RECITALS


1     The Consultant is engaged in the business of providing various consulting and public relation services for and on behalf of clients whose equity securities are publicly traded. The Consultant's services on behalf of clients includes interactions with broker/dealers, shareholders, and members of the general public. In accordance with and subject to rules, regulations and policies of the Securities and Exchange Commission ("SEC"), Consultant provides services on behalf of clients over the Internet.

2     The Client is a company with a class of equity securities that are publicly traded on one or more markets or exchanges. The Client desires to retain the Consultant as an independent consultant for various consulting and public relation services, including interaction with broker/dealers, shareholders and members of the general public.

AGREEMENT


NOW THEREFORE, in consideration of the mutual promises and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.   CONSULTING AND PUBLIC RELATION SERVICES


The Client hereby retains the Consultant as an independent consultant to the client and the Consultant hereby accepts and agrees to such retention, subject to the terms of this agreement. The Consultant shall provide to the Client such services of an advisory and consultative nature so as to inform the brokerage community, the client's shareholders and the general public concerning financial public relation and promotional matters related to the Client and its business, all in accordance with the laws, rules and regulations of the SEC (the "Consulting Services"). The Consulting Services which Consultant shall provide to the Client are on a best efforts basis. Consultant makes no representation, warranty or guarantee that as a result of the Consulting Services the trading price of the Client's stock will increase, the volume of shares traded will increase or that Client will experience increase revenues. Consultant will:


1     Gather all publicly available information relating to Client and confer with officers and directors of the Client in an effort to consolidate the information obtained into appropriate form for dissemination to interested parties.

2     In accordance with rules, regulations and policy of the SEC, make available to the general public, information concerning the Client through the Internet on a website developed and maintained by Consultant.

3     Distribute information concerning the Client to registered representatives of broker/dealer, and other persons who the Consultant determines, in its sole discretion, are capable of effectively disseminating such information to the general public.

4. Engage in public relation activities designed to increase awareness of Client and its business including but not limited to the placing of appropriate advertisements in selected national publications.



II.  TIME, MANNER AND PLACE PERFORMANCE

The Consultant provides services similar to those provided for herein to other publicly traded companies. The Client agrees that the Consultant does not and shall not be required to devote its full time and efforts to the Client. The Consultant shall devote such time to the Client as is reasonable and necessary to provide the Consulting Services to the Client. Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may mutually be agreed upon. Notwithstanding the foregoing, Consultant shall not undertake the representation of any other client whose primary business is that of digital asset management without the express written consent of Client.

Consultant agrees that it shall provide the personal services of Messrs. Michael Ager and Tony Rago as is reasonable necessary to perform the obligations to Client under this agreement. In providing the services under this agreement, Consultant may use its staff and personal as it deems necessary and appropriate to carry out the services hereunder, however Messrs. Ager and Rago will activity manage and participate in the key aspects of the services. In the event Messrs. Ager and Rago cease to be in place as consultant's senior management during the term of this agreement, Client may then terminate this agreement upon one (1) day written notice to Consultant.


III.  TERM OF THE AGREEMENT

The initial term of this Agreement shall be three (3) months, commencing February 1, 2001 to April 31, 2001 (the "Initial Term"), subject however, to prior termination as provided in Section XIII of this Agreement. After the Initial Term this Agreement shall continue on and may be terminated effective the last day of the month in which either party gives at least ten (10) days' prior written notice to the other that it is terminating this Agreement.


IV. COMPENSATION

In consideration of the Consulting Services to be provided to the Client by the Consultant, Client hereby agrees to compensate Consultant as follows:

1     Upon execution of the Agreement, the Client shall pay the Consultant an initiation fee in the amount of US $200,000 or equivalent value (the "Initial Fee"). The Initial Fee is deemed earned upon receipt. The Initial Fee is compensation for consultant's services during the Initial Term. In the event that Consultant is compensated in the form of securities, Consultant shall only sell such securities in accordance with Section VI of this agreement. Consultant acknowledges that in lieu of cash, it will accept as full payment of the Initial Fee 100,000 150,000 shares of unrestricted common stock of Manhattan Scientifics, Inc. owned by Client. in which event Consultant shall use only the Designated Broker (as defined below) in connection with the holding and sale of such securities.

2     Upon execution of this agreement, the Client shall issue in the name of the consultant 1,000,000 shares of client's common stock restricted pursuant to Rule 144, to be held in escrow by Client's legal counsel _______________, to be released to Consultant or returned to Client as appropriate, in accordance with the terms of this agreement (the "Escrowed Stock"). It is intended that the Escrowed Stock, together with the Initial Fee, shall be compensation for Consultant's services subsequent to the Initial Term of this agreement for so long as they shall be provided, and it is further intended that these shares will be released to Consultant in accordance with the schedule set forth in subsection 3. (i) through (viii) below.

3     The Escrowed Stock will remain in escrow  with Client's legal counsel and will only be released from escrow to Consultant (provided that this agreement has not been terminated) according to the following schedule:

(i). 10,000 shares per month, for up to 24 months, shall be released to consultant on the last day of each month in which consultant provides services to Client subsequent to the Initial Term. Unless sooner terminated, at the end of 24 months Client and Consultant shall mutually agree on further compensation for Consultant's services.

(ii). 100,000 shares shall be released to Consultant the first time that Client's average daily trading volume over a 10 day period exceeds 150,000 100,000 shares.

(iii). 50,000 shares shall be released to Consultant the first time that Client's number of shareholders doubles from the number of Client's shareholders as of the date of this agreement.

(iii). 100,000 shares shall be released to Consultant the first time that Client's market capitalization is $50,000,000 or greater for at least 10 consecutive trading days.

(iv). 100,000 shares shall be released to Consultant the first time that Client's market capitalization is $100,000,000 or greater for at least 10 consecutive trading days.

(v). 100,000 shares shall be released to Consultant the first time that Client's market capitalization is $150,000,000 or greater for at least 10 consecutive trading days.

(vi). 100,000 shares shall be released to Consultant when Client becomes eligible for listing on NASDAQ (NMS or Small Cap).

(vii). Any shares remaining in escrow shall be released to Consultant the first time that Client's market capitalization is $220,000,000 or greater for at least 10 consecutive trading days.

(viii).  Upon issuance of the shares remaining in escrow pursuant to section
IV. 3. (viii) of this Agreement, Client shall not be obligated to issue any further shares to Consultant under this Agreement, provided however, that Client and Consultant may, by mutual agreement signed by each of Client and Consultant, amend this Agreement to provide for the issuance of additional shares from Client to consultant.

(ix). If this Agreement is terminated, that portion of the Escrowed Stock that has not been earned by Consultant shall promptly be returned to Client.


(x). consultant shall open a brokerage account with Ted London of Wall Street Equities (the "Designated Broker") for the purpose of receiving, holding and selling Escrowed Stock. Any and all Escrowed Stock being released to consultant shall be released directly to the Designated Broker. Consultant agrees to continuously keep all of the Escrowed Stock released to it with the Designated Broker and not to use any other broker in connection with the Escrowed Stock. If Ted London shall cease to be a registered representative at Wall Street Equities, then there shall be no Designated Broker and Consultant may keep the Escrowed Stock at such place as Consultant may determine. Consultant shall designate another registered representative at Wall Street Equities as the Designated Broker. If Wall Street Equities shall cease to exist as a registered broker/dealer, shall designate another registered representative at another registered broker/dealer as the Designated Broker.



                      V.  EXPENSES

The Client shall reimburse the Consultant for all expenses and other disbursements which Client shall have approved in writing prior to Consultant incurring any such expense or disbursement.

VI.  SALES OF SHARES RECEIVED


Shares received by the Consultant from the Client pursuant to Paragraph IV (c) of this Agreement are compensation to the Consultant for:

a. The initial time which Consultant must devote to the Client to familiarize itself with Client's business so as to provide the Consulting Services

b.     Consulting Services to be provided during the course of this Agreement

c. The business which Consultant must decline from other potential clients in order to be able to provide Consulting Services called for under this Agreement to Client.


It is Consultant's intention to sell the Shares received during the term of this Agreement. The Client agrees that during the term of this Agreement, the Consultant may sell the Shares at such times and in such manner as may be determined in the sole discretion of the Consultant. Client understands that any sales of the Shares by Consultant may have the effect of decreasing the trading price of the Client's stock, particularly if Client's stock is thinly traded. The Consultant will use reasonable efforts to make such sales at such times and in such a manner so as to minimize any adverse effect to the Client from sales of the Shares, and in a gradual and methodical manner over time that is reasonable calculated to preserve, to the extent possible, and not diminish the share price of such securities. Notwithstanding the foregoing, Consultant shall sell no more than 10,000 shares per day, provided however, that at the request of Consultant the Designated Broker may increase the number of shares sold per day. In the event there is no Designated Broker, Consultant may sell no more than 10,000 shares per day. Under no circumstances will the Client place stop transfer instructions ("Stop Transfer Instructions") with its transfer agent with respect to the Shares. In the event places Stop Transfer Instructions with respect to the Shares, Consultant may deliver this Agreement to the transfer agent of Client, and notwithstanding the Stop Transfer Instructions, transfer agent may then transfer the Shares at the direction of the Consultant or Consultant's agent.

VII.  WORK PRODUCT


Client acknowledges that in the course of performing under this Agreement, Consultant, Consultant will be contacting various persons about the Client.
It is agreed that Consultant retains all intellectual property rights with respect to such contact list (the "Contact List") and all material specifically created or developed by Consultant in connection with the Consulting Services performed for the Client (the "Materials"). Consultant hereby grants Client the right to use the Materials (but not the Contact List) after their distribution solely for the purpose of promoting the Client to existing and prospective investors, but the Contact List and Material shall be and remain the physical and intellectual property of the Consultant and all proprietary rights thereto shall remain with Consultant.


VIII.  DISCLOSURE OF INFORMATION

The Consultant recognizes and acknowledges that it has and will have access to certain confidential information of the Client's and its affiliates that are valuable, special and unique assets and property of the Client and such affiliates ("Confidential Information"). The Consultant will not, during and after the term of this Agreement, disclose, without the prior written consent or authorization of the Client, any Confidential Information to any person, except authorized representatives of the Consultant or its affiliates, for any reason or purpose whatsoever. In this regard, the Client agrees that such authorization or consent to disclose may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protective order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process. Any information which has been disclosed to the public by the Client or upon the authorization of the client shall not be considered Confidential Information.

Consultant specifically acknowledges that Client intends to introduce Consultant to Johan Goossens of Belgium, an analyst ("Goossens"), for the purpose of working cooperatively to increase awareness about Client. This introduction and any resulting materials are Confidential Information. Consultant agrees that it shall not work with Goossens upon any matter, during the period of 2 years from the date of termination of this Agreement, without prior written approval of Client.


Client specifically acknowledges that Consultant intends to introduce Client to certain of its contacts ("Consultant's Contacts") for the purpose of working cooperatively to increase awareness about Client. These introductions are Confidential Information. Client agrees that it shall not work with Consultant's Contacts upon any matter, during the period of 2 years from the date of termination of this Agreement, without the prior written approval of Consultant, except that notwithstanding the foregoing, Client may work with a private investor that is an equity owner of Client at the termination of this Agreement.



IX.  NATURE OF RELATIONSHIP

Nothing in this Agreement shall render any party a general partner of the other. Except as set forth in this Agreement neither party is nor shall be a general agent for the other and neither party is given authority to act on behalf of the other. The Consultant is retained by the Client in an independent capacity and excepts as set forth in this Agreement, Consultant shall not enter into any agreement or incur any obligation on behalf of the Client. Notwithstanding any other term of this Agreement, Client shall not be obligated to follow of implement the material advice or material strategies developed by Consultant, and, subject to all applicable law, rules and regulations, Consultant shall follow the direction of Client as to how and whether Consultant's services are to be utilized, if at all.

X.  CONFLICT OF INTEREST

This Agreement is non-exclusive. The Consultant shall be free to perform services for other companies and persons, subject to the limitations set forth in this Agreement. Consultant will use its best efforts to avoid conflicts of interest. Client agrees that it shall not be a conflict of interest that Consultant devotes time and resources to companies and persons other than Client, subject to the limitations set forth in this Agreement. In the event that Consultant believes a conflict of interest arises which may effect the performance of the Consulting Services for Client, Consultant shall promptly notify the Client of such conflict. Upon receiving such notice, the Client may terminate this Agreement pursuant to Section XIII. Failure to give notice of termination of terminate this Agreement within 60 days of notification of any conflict of interest shall constitute the Client's ongoing consent to the Consultant's continued activities.

XI.  INDEMNIFICATION FOR SECURITIES LAWS VIOLATIONS

a. The Client agrees to indemnify, defend and hold harmless the Consultant and each officer, director and controlling person of the Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Consultant or such officer, director or controlling person may become subject under the Securities Act of 1933 as amended or the Securities Exchange Act of 1934 as amended, solely because of actions of the Client or its agent, Client's material publicly available to the Consultant, or materials provided to Consultant by Client for use by Consultant in its performance under this Agreement.


b. The Consultant agrees to indemnify, defend and hold harmless the Client and each officer, director and controlling person of the Client against any loses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which the Client of such officer, director or controlling person may become subject under the Securities Act of 1933 as amended or the Securities Exchange Act of 1934 as amended, solely because of actions of the Consultants or its agent (s), or materials created by Consultant in its performance under this Agreement, unless the materials created by Consultant are created solely from material provided to Consultant by Client and Consultant obtains written approval from Client of such material, in which event, Consultant shall have no obligation to indemnify, defend and hold harmless Client hereunder.


III.  TERMINATION

Notwithstanding Section III of this Agreement, this Agreement may be terminated:

a. By the Client upon 10 days prior written notice to Consultant. Any compensation by Consultant, including the Shares received, shall be deemed fully earned up to the date of termination. Any compensation called for under this Agreement through the termination date shall be paid by Client to Consultant.

b. By Consultant upon 10 days prior written notice to the Client in the event;

(i) Client fails to timely pay any compensation or expense reimbursement to Consultant when due,

(ii) Clients request Consultant to perform acts or services in violation of any law, rule, regulation, policy or order of any federal or state regulatory agency,

(iii) Client provides information to the Consultant for public distribution, which contains material representations or material omissions,

(iv) Client distributes to the public information containing material misrepresentations or omissions,

(v) Client is engaging in conduct in violation of any law, including rules, regulations, orders and policies of any federal or state regulatory agency,

(vi) Client fails to follow or implement the material advice or material strategies developed by Consultant, or

(vii) Consultant reasonable believes that Clients direction as to how and whether Consultant's services are to be utilized is hindering or interfering with Consultant's ability to earned the compensation set forth in Section IV.

3. (i) through (viii)
of this Agreement.

In the event of termination by the Consultant pursuant to the provisions of this subparagraph, all compensation received by Consultant from Client will be deemed fully earned and any compensation due and owing up to the date of termina tion shall be paid by Client to Consultant.



III.  ACCURACY OF INFORMATION

In the distribution and dissemination of information about the Client by the Consultant, the Consultant is relying upon the accuracy in information provided to it by the Client. The Client shall use its best efforts to ensure that all information provided by Client to Consultant, and all information which Client makes otherwise available to the general public, is full, complete and accurate and contains no material misrepresentations or omissions. All information concerning Client to be published and/or disseminated by Consultant shall have the prior written approval of the Client. Press releases are the obligation and responsibility of the Client. Consultant shall not write any press release for or concerning Client. Consultant shall only publish press written releases concerning Client with the prior approval of Client.


IV.  NOTICES


Any notices required or permitted to be given under this Agreement shall be sufficient if in writing and delivered via FAX, to the FAX number set forth below, or if sent by overnight courier to the address set forth below.

a.     If to Consultant:
Stockbroker Associates, Inc.
9903 Santa Monica Blvd Ste 399
Beverly Hills, CA 90212
Fax:  (702) 967-2366


       With a copy to:
John A. Hutchings
Dill, Dill, Carr, Stonbraker & Hutchings P.C.
455 Sherman Street
Suite 300
Denver, Colorado, 80203
Fax:  (303) 777-3823


b.     If to Client:
New Mexico Software, Inc.
5041 Indian School NE
Albuquerque, NM 87110
Fax: (505) 255-7201

With a copy to:



III.  ASSIGNMENT

Neither party to this Agreement may assign its rights or obligations hereunder without the prior written consent of the other party to this Agreement.

IV.  APPLICABLE LAW

This Agreement shall be interpreted and construed in accordance with and pursuant to the laws of the State of California.

V.  ARBITRATION

Any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration administrated by the American Arbitration Association under its Commercial Arbitration Rules, with the arbitration proceeding and any hearing thereon be held in Los Angeles, California, and judgement on the award rendered by the arbitrator (s) may be entered in any court having jurisdiction thereof.

VI.  SEVERABILITY

The provisions contained herein are severable and in the event any of them shall be held invalid, the Agreement shall be interpreted as if such invalid provisions were not contained herein.

VII.  ENTIRE AGREEMENT

This entire Agreement constitutes and embodies the entire understanding and agreement of the parties and supersedes and replaces all prior understandings, agreements and negotiations of the parties. This Agreement may not be modified, except in writing and signed by all parties hereto.

VIII.  COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall constitute and be deemed an original, but both of which taken together shall constitute to one and the same document.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement the day and year first above written.


CONSULTANT

Stockbroker Associates Corporation

By:  ________________________________
        Francis A. Rago, President

CLIENT

New Mexico Software, Inc.

By:  ________________________________
Dick Govatski, Pres.